Exhibit 10.42

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into this 6th day of February, 2013 by and between Carter R. Todd (the “Employee”) and Ryman Hospitality Properties, Inc. (the “Company”) with respect to the end of Employee’s employment with the Company, and all issues, disputes, controversies, and other matters related thereto:

WITNESSETH:

WHEREAS, Company employs Employee and is eliminating his role and terminating Employee as a result of corporate restructuring;

WHEREAS, Employee and the Company’s predecessor, Gaylord Entertainment Company, are parties to that certain Employment Agreement dated as of February 25, 2008 (the “Employment Agreement”) as amended by Amendment No. 1 thereto dated as of September 3, 2010;

WHEREAS, Employee and the Company desire to resolve fully and finally all issues between them that might arise out of Employee’s employment with Company, and/or Employee’s resignation from Employment with the Company, and all issues, disputes, controversies and other matters related thereto:

THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. Employee and the Company agree that they shall cease and end the existing employment relationship by Employee’s termination on and as of March 1, 2013 (the “Termination Date”). From and after the Termination Date, Employee shall have no right to return to that employment, and shall have no further duties in respect thereto except as set out herein. On the Company’s next regular payroll date following the Termination Date, the Company will pay Employee his earned but unpaid salary and direct compensation accrued through such date, and, within five (5) business days of the Termination Date, the company will pay Employee $24,923 for his full annual vacation allotment (in each case, less any tax or other deductions required under applicable law).

2. The Company and Employee agree that, from and after the Effective Date:

(a) The Company shall pay to Employee the amount of $543,540 which represents one year’s base salary ($324,000) and one times his last year’s bonus ($219,540), less applicable withholdings, taxes and deductions, with said amount to be paid within five (5) business days of the Effective Date of this Agreement.

(b) The Company shall pay to Employee the amount of $108,000 as retention pay, less applicable withholdings, taxes and deductions, with said amount to be paid within five (5) business days of the Effective Date of this Agreement.

(c) The Company shall pay Employee within five (5) business days of the Effective Date of this Agreement $53,219, which is a lump sum payment to supplement Employee’s COBRA premium costs which is equal to the amount the Company would have paid for Employee’s health benefits if he were continuing as an active employee through two (2) years from the Termination Date.

(d) The Company shall pay Employee within five (5) business days of the Effective Date of this Agreement $12,000 for one year’s car allowance.

3. The Company will pay Employee his annual cash bonus for his 2012 performance on or before February 28, 2013 (at a rate not less than target) and shall pay him $32,400 as his prorated 2014 bonus for 2013 performance, less applicable withholdings, taxes and deductions, within five (5) business days of the Effective Date of this Agreement.

4. As of the date of this Agreement, Employee has vested Company stock options pursuant to the Company’s stock option and incentive plans. An additional 5,671 Company stock options are scheduled to vest between the Termination Date and March 1, 2014. Such additional options are hereby immediately vested as of the Termination Date. The parties hereto agree that all stock options vested and not yet exercised on the Termination Date will expire on March 1, 2014 if not exercised prior to that time. Additionally, Employee has 10,071 Company Restricted Stock Units which are scheduled to vest between the Termination Date of this Agreement and March 1, 2014. All of those Restricted Stock Units are hereby immediately vested as of the Termination Date. In addition, Executive shall be entitled to up to 3,436 shares of his Restricted Stock Unit Grant under the 2011 Long Term Incentive Plan in the event the performance targets for such awards are eventually satisfied in February 2014, or the awards are otherwise vested via a change of control or otherwise. Executive and the Company agree that all other stock options, restricted stock, or other stock awards granted to Executive by the Company and not previously vested or exercised are hereby terminated.

5. Employee understands and acknowledges that, in consideration for signing this Agreement, Employee is receiving benefits including some described in Paragraph 4 which Employee is not otherwise entitled to receive.

6. Except as specifically set out in this Agreement, after the Termination Date, Employee shall not participate in the Company’s 401(k), retirement and/or thrift plan, or in any other benefit, incentive compensation or stock plan sponsored by the Company; provided that Employee shall unconditionally be entitled to any funds accrued in the plans prior to the Termination Date (less any outstanding principal loan balance, where applicable) to the extent and in accordance with the terms of the plans (excluding any conditions thereof governing post-employment activities of Employee which are inconsistent with or supplemental to those provided for in this Agreement).

7. Employee represents that he has not filed any complaints against the Company with any local, state or federal agency or Court related to Employee’s employment with or separation from the Company and, so long as the Company makes the payments and provides Employee the benefits provided for in this Agreement, Employee will not do so at any time hereafter; and if any such agency or Court assumes jurisdiction of any such complaint or charge against the Company on behalf of Employee, Employee will request such agency or Court to withdraw from the matter.

8.      (a) As a material inducement to the Company to enter into this Separation Agreement and General Release, Employee hereby irrevocably and unconditionally releases the Company and each of the Company’s subsidiaries and affiliates, and their past and present officers, directors, employees, agents, administrators, successors and assigns (collectively “Releasees”), or any of them, from any and all claims, liabilities, causes of action and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever pertaining to his employment with or separation from the Company, known or unknown (hereafter referred to as “Claim” or “Claims”), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time hereafter may have, own or hold, or claim to have, own or hold, against each or any of the Releasees; provided that nothing herein shall (i) prevent or limit Employee’s right to enforce the terms of this Agreement nor to claim damages for its breach, (ii) waive any rights to indemnification, advancement of legal fees or directors and officers liability insurance coverage under the Company’s insurance policies, charter or be-laws (as they may be amended from time to time), Section 11 of his Employment Agreement or other agreements or plans, (iii) waive any rights under the Company’s stock option and incentive plans for Employee’s vested stock options and Restricted Stock Unites which had vested prior to the date of this Agreement or as provided pursuant to Section 4 of this Agreement, or (iv) waive any rights to any vested benefits.

(b) This waiver also includes a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act, which prohibits discrimination on the basis of disability; 42 U.S.C. §§ 1981 and 1985; the Employee Retirement Income Security Act of 1974; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by Employee of any claims for wrongful discharge or any claims by the Company for wrongfully resigning employment. Because of this release, Employee understands that, subject to the exception in the last sentence of this paragraph and subject to the right of either party to initiate proceedings to enforce or recover damages for breach of this Agreement, Employee is giving up any right he may have to sue the Company for matters related to Employee’s employment with or separation of employment from the Company. This waiver and release does not include, however, the release of any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the date Employee signs this Agreement.

(c) Employee acknowledges that the Company’s agreements set forth in this Agreement are in exchange for the promises of the Employee set forth in Sections 7 and 8. If Employee breaks these promises, he will reimburse the Company and any related business or related individual for the payments or benefits received under Section 2 and for any other costs or expenses they may incur because Employee did not honor such promises, and forfeit any and all rights to any remaining payments. Employee understands that the Company will take whatever legal action it chooses to enforce such promises.

9. This Separation Agreement and General Release shall be binding upon the parties, their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties, and to their heirs and assigns.

10. Employee acknowledges and understands that:

(a) He has been advised by the Company to consult with legal counsel of his choice prior to executing this Agreement and the general release provided for, and has had an opportunity to consult with and be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely and voluntarily and intending to be bound;

(b) He has been given until February 27, 2013, a period of twenty-one (21) days, to review and consider the terms of this Agreement prior to executing it and that he may use as much of that period as he desires, and that any changes to this Agreement, whether material or not, made after it was originally presented to him will not restart the running of the consideration period; and

(c) Upon execution, Employee will have seven (7) days to revoke this Agreement by sending written notice to Scott J. Lynn, Senior Vice President and General Counsel, Ryman Hospitality Properties, One Gaylord Drive, Nashville, TN 37214. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after Employee signs this Agreement. This Agreement shall become effective and enforceable against the Company on the later of the Termination Date and the eighth day following the expiration of this seven (7) day revocation period, provided that the Employee does not revoke it (the “Effective Date”). If Employee revokes this Separation Agreement and General Release, it shall not be effective or enforceable and neither the Company nor the Employee will receive the benefits described herein nor be obligated hereby.

11. Both parties represent and agree they will keep the terms (but not the existence) of this Separation Agreement and General Release completely confidential, and that neither party will hereafter, disclose any information concerning the terms of this Separation Agreement and General Release to anyone, including, but by no means limited to, the public, press and media representatives, investors, and any past, present or prospective employee or applicant for employment of the Company; provided that:

(a) Employee may disclose information regarding this Separation Agreement and General Release to his immediate family, financial and tax advisors, and legal counsel, but Employee shall be responsible for any disclosure made by such persons in violation hereof;

(b) Company may disclose information as is necessary for the administration of the Agreement; and

(c) Either party may take any action authorized hereby or by law to enforce this Agreement or to recover damages for its breach, and no disclosure incidental thereto or made as a result of legal process (such as, for example, responses to interrogatories, subpoenas or other legal process) shall be deemed a violation hereof.

12. As soon as practicable following the Termination Date, Employee agrees to return to the Company all files, memoranda, documents, records, copies of the foregoing, and any other property of the Company or its affiliates in Employee’s possession, except Employee may (a) retain (i) records pertaining to any stock options or other compensation retained by him, (ii) insurance records, (iii) records reasonably required for federal income tax purposes, (iv) his iPhone and iPad, and (v) personal information (contacts and calendared events) stored in his computer; and (b) remove from his former office any items of personal property (but the Company will have a right to have a representative designated by it present during such times).

13. The Company and Employee acknowledge that the Employment Agreement is terminated, but both parties acknowledge that paragraphs 10, 11, 13 and 14 shall survive the termination of the Employment Agreement.

14. For one (1) year following the Termination Date, Employee will refrain from making to others any disparaging or other negative comments or statements with respect to the Company or person employed by or associated with it; and the Company will refrain, and cause executive personnel employed by it to refrain, from making to other any disparaging or other negative comments or statements with respect to the Employee, provided, however, that the foregoing shall not apply to compliance with legal process, rebuttal of statements made by the Employee or normal competitive type statements.

15. Employee understands and agrees that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and may not be converted to Employee’s own use or converted by Employee for the use of any other Person. Accordingly, Employee hereby agrees that for a period of one (1) year following the Termination Date Employee shall not directly or indirectly on Employee’s own behalf or on behalf of any Person solicit any employee of the Company or its successor or affiliated entities to terminate his or her employment with the Company.

16. This Separation Agreement and General Release shall, in all respects, be interpreted, enforced and governed under the laws of the State of Tennessee. The language of all parts of this Separation Agreement and General Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. If the parties are involved in a dispute concerning this Agreement, that dispute will be resolved by applying the laws of the State of Tennessee. The prevailing party in any such dispute shall be entitled to recover from the other all costs and expenses associated therewith including, but not limited to, reasonable attorneys’ fees and other out-of-pocket expenses.

17. Should any provision of this Separation Agreement and General Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Separation Agreement and General Release.

18. This Separation Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

19. This Separation Agreement and General Release shall not in any way be construed as an admission by either party of any wrongful conduct whatsoever against any person or party, and both parties specifically disclaim any liability to or wrongful conduct against any other person or party. Employee and the Company each understand and agree that this Agreement does not mean that the Employee or the Company, or any related business or related individual, has violated any federal or state law or regulation, or violated any other obligation they may have to each other.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Executed this 6th day of February, 2013

/s/ Carter R. Todd
Carter R. Todd

RYMAN HOSPITALITY PROPERTIES, INC.

By:	/s/ Colin V. Reed
Title: Chairman of the Board of Directors, Chief Executive Officer and President